Exhibit 99.2

ConocoPhillips Reports Fourth-Quarter Earnings of $2.0 Billion or $1.39 Per Share

HOUSTON--(BUSINESS WIRE)--January 26, 2011--ConocoPhillips (NYSE:COP):

Fourth-Quarter Highlights

--	Adjusted earnings of $1.9 billion, or $1.32 per share

--	E&P production of 1.73 million BOE per day

--	Worldwide refining capacity utilization rate of 85 percent*

--	Repurchased $2.6 billion of ConocoPhillips shares

--	Cash and short-term investments totaled $10.4 billion

*	Excludes the Wilhelmshaven Refinery.

ConocoPhillips (NYSE:COP) today reported fourth-quarter earnings of $2.0 billion, compared with fourth-quarter 2009 earnings of $1.3 billion. Excluding gains from asset dispositions, impairments and other items, fourth-quarter 2010 adjusted earnings were $1.9 billion, or $1.32 per share. For 2010, the company had earnings of $11.4 billion, compared with earnings of $4.4 billion in 2009. Excluding gains from asset dispositions, impairments and other items, 2010 adjusted earnings were $8.8 billion.

“We are pleased with our operating and financial performance, both for the fourth quarter and the full year,” said Jim Mulva, chairman and chief executive officer. “We improved our returns, reduced debt, and increased shareholder distributions. In addition to meeting our financial objectives, we improved our portfolio and exceeded our goal to replace our 2010 production with new organic reserves. Our upstream and downstream businesses delivered against their operating targets, and our midstream and chemicals joint ventures both had a successful year.”

Production from the Exploration and Production (E&P) segment for the fourth quarter of 2010 was 1.73 million barrels of oil equivalent (BOE) per day, compared with 1.83 million BOE per day in the same period in 2009. The decrease was due mainly to normal field decline, primarily in North America and Europe, and asset dispositions. Initial gas and liquids production from the company's Qatargas 3 (QG3) project, as well as production from major projects in China, North America and Australia, partially offset the decrease.

“Our E&P business met its production target while improving capital efficiency and returns,” said Mulva. “The sale of certain non-strategic assets allows us to reallocate capital to higher margin projects such as Canadian oil sands, LNG and unconventional resource plays.”

The company continued its appraisal and drilling programs in the Eagle Ford, Bakken and North Barnett shale plays. During the quarter, ConocoPhillips increased holdings in the North Barnett area and acquired new acreage positions in other emerging North American shale plays.

As previously announced, in late November the first cargo of liquefied natural gas (LNG) was shipped from the QG3 joint venture. By the end of the quarter, train 6 was fully operational and performing well. Elsewhere, drilling was completed on the Rak More wildcat well in Kazakhstan, with additional assessment and further exploration planned to evaluate the discovery.

Refining & Marketing’s (R&M) fourth-quarter 2010 earnings were higher than the corresponding period of 2009, largely due to an increase in the global refining market crack spread. R&M safely completed turnarounds at five U.S. refineries during the quarter at a cost of approximately $200 million. This represents about 45 percent of full-year turnaround expense. The U.S. refining crude oil capacity utilization rate in the fourth quarter of 2010 was 83 percent. Excluding Wilhelmshaven, the international refining crude oil capacity utilization rate was 100 percent, and including Wilhelmshaven, the international crude oil capacity utilization rate was 61 percent.

The Chemicals segment posted its strongest year since the formation of the Chevron Phillips Chemical joint venture, with earnings of nearly $500 million. Ethylene margins in 2010 were significantly improved compared to 2009. The Midstream business generated full-year earnings of about $300 million, in line with 2009 results.

For the year, ConocoPhillips generated $15.4 billion in proceeds from dispositions, $8.3 billion from LUKOIL share sales and $7.1 billion from asset sales. The company funded a $10.7 billion capital program, with 86 percent directed to E&P, and spent $3.9 billion to repurchase 65 million of its own shares.

During 2010, the company reduced its ownership interest in OAO LUKOIL from 20 percent to approximately 2 percent at year end. Proceeds from LUKOIL share sales will continue to be used primarily for ConocoPhillips share repurchases. The company expects to dispose of its remaining interest in LUKOIL during the first quarter of 2011.

Full-year 2010 controllable costs normalized for market factors and portfolio changes were approximately $550 million lower, or 4 percent, compared with 2009. The improvement was equally split between the E&P and R&M segments. Unadjusted controllable costs for 2010 were $13.3 billion, compared with $12.7 billion in 2009.

“We made significant progress in 2010 on our two-year plan,” said Mulva. “We look forward to providing additional information about our plans at our annual analyst meeting with the financial community in March.”

Fourth-Quarter Financial Highlights

For the fourth quarter of 2010, ConocoPhillips reported earnings of $2.0 billion, or $1.39 per share, compared with earnings of $1.3 billion, or $0.86 per share, for the same period in 2009. Fourth-quarter 2010 earnings included $718 million in gains from North America E&P asset sales and LUKOIL share dispositions. These gains were partially offset by $638 million of non-cash impairments, primarily related to the company’s investment in the Naryanmarneftegaz joint venture.

Fourth-quarter 2010 adjusted earnings were $1.9 billion, or $1.32 per share, compared with adjusted earnings of $1.8 billion, or $1.20 per share, for the same period in 2009. Adjusted earnings for the quarter increased versus the prior year, primarily due to the impact of higher commodity prices and global refining margins. This increase was partially offset by the absence of equity earnings from the LUKOIL investment, lower production volumes and higher costs.

During the fourth quarter of 2010, the company generated $6.2 billion in cash from operations, including $2.1 billion of working capital improvements, and received $3.1 billion in proceeds from asset dispositions. This cash was used to fund a $3.6 billion capital program, repurchase $2.6 billion of ConocoPhillips common stock, pay $0.8 billion in dividends, and increase cash and short-term investments by $2.4 billion.

Full-Year Financial Highlights

ConocoPhillips’ full-year 2010 adjusted earnings were $8.8 billion, compared with full-year 2009 adjusted earnings of $4.9 billion. Adjusted earnings for 2010 were higher than 2009, primarily due to higher commodity prices and global refining margins, partially offset by lower production volumes. Full-year 2010 earnings were $11.4 billion, compared with $4.4 billion for 2009.

At year end, the company had $10.4 billion in cash and short-term investments. A significant portion of these funds are expected to be used for additional share repurchases. As of December 31, 2010, debt was $23.6 billion and the debt-to-capital ratio was 25 percent.

Adjusted Earnings
	Millions of Dollars
	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
Exploration and Production (E&P)	$1,854	1,708	6,754	4,131
Midstream	91	97	306	225
Refining and Marketing (R&M)	207	(204)	1,216	115
LUKOIL Investment	(1)	456	1,252	1,219
Chemicals	118	54	498	248
Emerging Businesses	(35)	3	(59)	3
Corporate and Other	(305)	(311)	(1,142)	(1,013)
ConocoPhillips	$1,929	1,803	8,825	4,928

Earnings
	Millions of Dollars
	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
Exploration and Production (E&P)	$1,688	1,201	9,198	3,604
Midstream	91	97	306	313
Refining and Marketing (R&M)	207	(215)	192	37
LUKOIL Investment	277	456	2,503	1,219
Chemicals	118	54	498	248
Emerging Businesses	(35)	3	(59)	3
Corporate and Other	(305)	(311)	(1,280)	(1,010)
ConocoPhillips	$2,041	1,285	11,358	4,414
Certain amounts for 2009 have been recast to reflect the change of recording the company's equity earnings for LUKOIL on a one-quarter lag basis.

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to www.conocophillips.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

ConocoPhillips is an integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 29,700 employees, $156 billion of assets, and $189 billion of revenues as of December 31, 2010. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings, normalized controllable costs, and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings, normalized controllable costs, and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to ConocoPhillips. Controllable costs include production and operating expenses; selling, general and administrative expenses; and exploration expenses excluding dry hole costs and leasehold impairments.

Reconciliation of Earnings to Adjusted Earnings
Millions of dollars, except per share amounts

	2010		2009
	4Q	Year	4Q	Year
Consolidated
Earnings	$2,041	11,358	1,285	4,414
Less:
Impairments	638	1,756	573	729
Cancelled projects	-	114	-	-
Net gain on asset sales/share issuance	(718)	(4,518)	(55)	(175)
Severance accruals	-	28	-	(40)
Pending claims and settlements	(32)	13	-	-
Deferred tax adjustment	-	(40)	-	-
Premium on early debt retirement	-	114	-	-
Adjusted earnings	$1,929	8,825	1,803	4,928

Earnings per share of common stock	$1.39	7.62	0.86	2.94

Adjusted earnings per share of common stock	1.32	5.92	1.20	3.28

E&P
Earnings	$1,688	9,198	1,201	3,604
Less:
Impairments	638	638	562	613
Cancelled project	-	85	-	-
Net gain on asset sales	(440)	(3,151)	(55)	(55)
Severance accruals	-	-	-	(31)
Pending claims and settlements	(32)	24	-	-
Deferred tax adjustment	-	(40)	-	-
Adjusted earnings	$1,854	6,754	1,708	4,131

Midstream
Earnings	$91	306	97	313
Less: Gain on share issuance by equity affiliate	-	-	-	(88)
Adjusted earnings	$91	306	97	225

R&M
Earnings (loss)	$207	192	(215)	37
Less:
Impairments	-	1,118	11	116
Cancelled project	-	29	-	-
Net gain on asset sales	-	(116)	-	(32)
Severance accruals	-	28	-	(6)
Pending claims and settlements	-	(35)	-	-
Adjusted earnings	$207	1,216	(204)	115

LUKOIL Investment
Earnings	$277	2,503	456	1,219
Less: Net gain on asset sales	(278)	(1,251)	-	-
Adjusted earnings	$(1)	1,252	456	1,219

Corporate
Earnings (loss)	$(305)	(1,280)	(311)	(1,010)
Less:
Severance accruals	-	-	-	(3)
Pending claims and settlements	-	24	-	-
Premium on early debt retirement	-	114	-	-
Adjusted earnings (loss)	$(305)	(1,142)	(311)	(1,013)
Certain amounts for 2009 have been recast to reflect the change of recording the company's equity earnings for LUKOIL on a one-quarter lag basis.

Reconciliation of Controllable Costs to Normalized Controllable Costs

	Millions of Dollars
	Twelve-Months Ended
	2010	2009
Production and operating expenses	$10,635	10,339
Selling, general and administrative expenses	2,005	1,830
Exploration expenses	1,155	1,182
	13,795	13,351
Less: dry hole costs	(236)	(359)
Less: leasehold impairments	(241)	(247)
Controllable costs	13,318	12,745
Adjustments
Market conditions	(684)
Project cancellations	(122)
New projects	(175)
Asset sales	188
E&P turnaround activity	(77)
Other	(258)
Normalized controllable costs	$12,190	12,745

CONTACT:
ConocoPhillips
Nancy Turner, 281-293-1430 (media)
nancy.e.turner@conocophillips.com
or
Clayton Reasor, 212-207-1996 (investors)
c.c.reasor@conocophillips.com